UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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FOOTSTAR, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On June 22, 2011, Footstar, Inc. mailed the following letter to its stockholders:

Footstar, Inc.
933 MacArthur Boulevard
Mahwah, New Jersey 07430

June 22, 2011

Dear Stockholder:

TIME IS RUNNING OUT

We would like to remind you of the upcoming special meeting of stockholders of Footstar, Inc. (the “Company”), to be held at 10:00 a.m., local time, on June 29, 2011, at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP located at Park Avenue Tower, 65 East 55th Street, New York, New York 10022.  If you have already voted, thank you for your response.

We need your help even if you no longer own common shares of Footstar

We recently mailed you proxy materials to obtain your vote on a proposal to revoke the Amended Plan of Complete Dissolution and Liquidation of Footstar, Inc. (“Plan of Liquidation”) and the related dissolution of the Company (the “Proposal”).  The Company’s Board of Directors has unanimously approved this Proposal and recommends that you vote “FOR” its approval.  This Proposal cannot be approved without the affirmative vote of holders of a majority of the Company’s outstanding common stock as of May 5, 2009, the record date.  WE NEED YOUR VOTE.

If this Proposal is not approved, the Company will have to consider costly alternatives, including taking the actions necessary to spin-off the common stock of its subsidiary as a special dividend or other distribution so that the Company’s stockholders can continue to participate in earnings resulting from the acquisition of CPEX Pharmaceuticals, Inc., if any, after the Company is dissolved.  Your Board believes it would be preferable and in the best interests of stockholders to approve this Proposal and revoke the Plan of Liquidation.

Your vote is important, even if you no longer own common shares of Footstar. Failure to vote in favor of this Proposal will have the same effect as a vote “AGAINST” the Proposal.

Voting is quick and easy. We encourage you to vote “FOR” the Proposal today using one of these options:

•	By email (holders may sign and date the enclosed proxy card and email to proxy@mackenziepartners.com);

•	By fax to (212) 929-0308; or

•	By signing and returning the enclosed proxy card in the prepaid overnight delivery envelope provided.

If you have any further questions, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885.

Sincerely,

Jonathan M. Couchman
President and Chief Executive Officer